Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Farmers National Banc Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, without par value	Other(2)	4,195,056	N/A	$65,364,811.40	$92.70 per $1,000,000.00	$6,059.32

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$65,364,811.40		$6,059.32

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,059.32

(1)

Represents an estimate of the maximum number of common shares, without par value, of Farmers National Banc Corp. (“Farmers”) estimated to be issuable upon completion of the merger described herein. This number is based on 70% of the maximum number of common shares, $1.25 par value, of Emclaire Financial Corp. (“Emclaire”) outstanding and reserved for issuance as of May 9, 2022 and common shares that may be issued upon the vesting of outstanding restricted shares under Emclaire’s equity compensation plans, and an exchange ratio of 2.15 shares of Farmers common shares for each such Emclaire common share.

(2)

Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $35.45, the average of the high and low prices per common share of Emclaire as reported on The NASDAQ Capital Market on May 9, 2022 (within five business days prior to the date of this Registration Statement), and (ii) 2,787,412, the estimated maximum number of common shares of Emclaire that may be exchanged in the merger, minus (B) $33,448,944.00, the estimated aggregate amount of cash to be paid by Farmers to Emclaire shareholders in connection with the merger.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by .0000927.